EXHIBIT 5.1

Lorin A. Rosen, Esq. Admitted in NY Managing Attorney

September 10, 2015

Board of Directors

Go Ez Corporation

6782 Collins Avenue

Miami Beach, FL 33141

Re: Go Ez Corporation Registration Statement on Amended Form S-1

Dear Mr. Abraham Cinta:

Go Ez Corporation (the “Company”) has requested that I render the amended opinion set forth in this letter in connection with the Company’s Amended Registration Statement on Form S-1 (the “Amended Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement pertains to the registration of up to 387,500 shares of common stock, par value $0.0001 per share (the “Shares”) of the Company, including 137,500 shares already issued and described in more detail in this paragraph (the “Issued Shares”) and 250,000 shares to be issued in accordance with the terms and conditions described in the Registration Statement and Prospectus (the “Offering Shares”). The Issued Shares being registered consists of 70,000 shares issued to Mr. Roger Ng pursuant to a Stock Purchase Agreement between the Company and Mr. Ng dated December 22, 2014, and 67,500 shares issued to Mr. Abraham Cinta for services rendered to the Company pursuant to a Contractor Agreement between the Company and Mr. Cinta dated May 1, 2014. 250,000 shares are being registered by the Company and are being offered for sale on a best efforts basis.

In rendering this opinion, I have examined and relied upon copies of such documents and instruments that I have deemed necessary for the expression of the opinions contained herein, including the Registration Statement, Prospectus, the Company’s Certificate of Incorporation and Bylaws, the Stock Purchase Agreement between the Company and Mr. Ng, the Consultant Agreement between the Company and Mr. Cinta dated May 1, 2014, and the corporate action of the Company that provides for the issuance of the Shares, and I have made such other investigation as I have deemed appropriate. I have also examined and relied upon certificates of public officials. In my examination of these documents, I have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to me as originals and the conformity to the original documents of all copies.

Based upon the foregoing examination, I am of the opinion that the Offering Shares, when issued and paid for as described in the Amended Registration Statement, will be legally issued, fully paid and non-assessable. I am further of the opinion that the Issued Shares, which are now being registered for resale, are legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Delaware. This opinion opines upon Delaware law including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company and to the reference to my firm in the related prospectus. In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.